Exhibit 97.1

POSCO Holdings

Policy for the Recovery of Erroneously Awarded Compensation

Article 1 (Purpose)

The purpose of this Policy is to define the rules and procedures by which Executive Officers will be required to repay or return Erroneously Awarded Compensation in accordance with the Clawback Rules adopted by the New York Stock Exchange and the Securites and Exchange Commission.

Article 2 (Application)

This Policy shall apply to POSCO Holdings Inc. (the Company) and any Executive Officer of the Company. Additionally, by the Administrator’s decision, this Policy may also apply to affiliated companies, directly or indirectly governed by the Company, and their Executive Officers.

Article 3 (Definitions)

The terms used in this Policy have the meanings provided below:

1.[Accounting Restatement] shall mean an accounting restatement made to correct a material error (regardless of whether correction disclosure has been filed) in previously disclosed financial statements.

2.[Administrator] shall refer to the Evaluation and Compensation Committee of the board of directors of the Company.

3.[Clawback Eligible Incentive Compensation] shall mean any financial statement-based Incentive Compensation (including shares granted as equity-based incentive compensation) received by an individual who served as an Executive Officer at any given time during the applicable period that meets all of the requirements set forth below (whether or not the individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company).

(In the administration of this Policy, the Clawback Eligible Incentive Compensation shall be deemed as payment during the relevant fiscal year, whether or not the actual payment occurred during that fiscal year)

(i) on or after the effective date of the Clawback Rules (i.e. October 2, 2023);

(ii) in service as an Executive Officer;

(iii) while the Company has listed securities on the Exchange based in the U.S.A.; and

(iv) during the applicable Clawback Period.

4.[Clawback Period] shall mean the three (3) fiscal years of the Company immediately preceding the Restatement Date.

5.[Clawback Rules] shall mean Section 10D of the Exchange Act, Section 303A.14 of the New York Stock Exchange Listed Company Manual and any applicable rules or standards adopted by the SEC or the New York Stock Exchange in connection with clawback and currently in effect.

6.[Executive Officer] shall mean any individual who is or was an executive officer in accordance with the definition of ‘executive officer,’ as defined in the Clawback Rules. The Administrator shall have full discretion to determine specifically to whom this Policy shall apply.

7.[Erroneously Awarded Compensation] shall mean, in connection with an Accounting Restatement that results in restatement of amounts that served as the basis of previously awarded incentive compensation, the amount of Clawback Eligible Incentive Compensation previously paid that exceeds the amount of Clawback Eligible Incentive Compensation as determined based on the restated amounts.

8.[Impracticable] shall mean, as determined by the Administrator, that either:

(i) expenses for recovering the Erroneously Awarded Compensation would exceed the amount to be recovered; or

(ii) the Company obtains a legal opinion that recovery would violate the Company’s domestic law where that law was adopted prior to November 28, 2022.

9.[Method of Recovery] shall include, but not limited to, the following examples, as determined by the Administrator:

(i) requiring reimbursement of Erroneously Awarded Compensation;

(ii) seeking recovery of any gain realized on equity-based awards;

(iii) offsetting the Erroneously Awarded amount from any future compensation owed by the Company to the Executive Officer;

(iv) canceling outstanding equity-based awards; and/or

(v) taking any other remedial and/or recovery action permitted by applicable law.

10.[Restatement Date] shall mean the earliest to occur of:

(i) the date on which the board of directors authorized, or reasonably should have authorized, the Company to prepare an Accounting Restatement;

(ii) the date on which a court or other legally authorized body directs the Company to prepare an Accounting Restatement; or

(iii) the date on which a court ruling confirms that the Company must prepare an Accounting Restatement.

Article 4. (Administration)

Except when specifically defined herein, this Policy shall be managed and administered by the Administrator. Any approval and determination made by the Administrator on the interpretation, application, management and administration of this Policy shall be final and binding. Subject to limitations under applicable law, the Administrator may authorize and empower an officer or employee of the Company to perform any and all actions necessary to administer this Policy; however, that such personnel cannot be an officer from whom Erroneously Awarded Compensation must be or may be recovered under this Policy.

Article 5. (Repayment of Erroneously Awarded Compensation)

① In the event the Company is required to prepare an Accounting Restatement, the Administrator shall immediately determine the amount of any Erroneously Awarded Compensation for each Executive Officer and shall promptly thereafter provide each Executive Officer a with written notice containing the said amount and a demand for repayment or return. In no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder; however, if recovery is deemed Impracticable, the Company may determine not to take action to administer such recovery.

② Whether or not there is a finding of any misconduct by an Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement, the Company shall be authorized to recover the Erroneously Awarded Compensation.

③ The Administrator shall determine the Method of Recovery deemed reasonable and appropriate, taking into account the amount to be recovered and the recovery cost.

④ The Administrator is authorized to engage any third-party advisor it deems necessary to perform the calculations contemplated by this Policy.

⑤ If the Accounting Restatement results from any misconduct by the Executive Officer or such Executive Officer being found responsible for the accounting error, the Executive Officer shall be required to reimburse the Company for any and all expenses incurred by the Company in recovering the Erroneously Awarded Compensation.

Article 6. (Reporting and Disclosure)

The Company shall file disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, SEC rules and listing rules.

Article 7. (Indemnification Prohibition)

The Company shall not be permitted to indemnify an Executive Officer against any loss related to Erroneously Awarded Compensation that is recovered, including any payment or reimbursement for the cost of Executive Officer liability insurance. Any agreement purporting to indemnify any Executive Officer against such losses shall be null and void.

Article 8. (Amendment, Termination)

The Administrator may modify or amend this Policy, in whole or in part, from time to time and may terminate this Policy at any time. However, should any amendment or termination violate the Clawback Rules, or any U.S. federal securities law, SEC rule or listing rule, no such amendment and/or termination shall be effective. Furthermore, this Policy shall automatically be deemed amended in a manner necessary to comply with any changes in the Clawback Rules.

Article 9. (Consent)

Each Executive Officer subject to this Policy must submit to the Company a signed copy of the Acknowledgement and Acceptance Form (Appendix 1) regarding this Policy. However, this Policy shall apply to any Executive Officer whether or not s/he has submitted the Form to the Company.

Addendum

Article 1 (Effective Date) This Policy is effective from November 17, 2023.

Policy for the Recovery of Erroneously Awarded Compensation

Acknowledgement and Acceptance

As an Executive Officer belonging to POSCO Holdings, an individual to which the Clawback Policy (the Policy) applies, I hereby acknowledge the terms defined below and offer my consent to comply.

1. I accept to comply, both during and after employment with the Company, with the rules outlined in the Policy, which includes rules regarding the recovery of Erroneously Awarded Compensation.

2. Where this Policy may conflict with terms outlined in my service agreement (employment contract) with the Company, I acknowledge that this Policy supercedes any other agreement, and that the terms outlined in any other contract will be deemed automatically amended in accordance with this Policy.

3. I acknowledge that this Policy applies to any and all Clawback Eligible Incentive Compensation awarded to me by the Company.

4. I accept that the Evaluation and Compensation Committee may amend the Policy from time to time, and that the consent provided in this Form is equally effective and valid on any amended Policy.

5. I accept that the Company will administer the Policy to recover from me any Erroneously Awarded Compensation in a manner deemed appropriate by the Evaluation and Compensation Committee.

6. I accept that the Company will offset from any future payment owed to me the amount that is payable to the Company as Erroneously Awarded Compensation.

I hereby acknowledge full understanding of the terms outlined in this Form and freely and willingly provide my consent, which I will not claim annulled or voided at any time in the future.

YYYY/ MM/ DD

Position:

Name :

[Signature]

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